Exhibit 10.1

September 8, 2006

Mr. William Hayes

155 Honeysuckle Road

Lake Forest, IL  60045

Dear Bill:

This letter agreement (“Letter Agreement”) will confirm and formalize our agreement with respect to your employment for the position of President of the General Safety and Preparedness segment of Norcross Safety Products L.L.C. (the “Company”).  In this position you will have full General Management responsibility for the General Safety and Preparedness segment and will report directly to me.

This Letter Agreement is among you, the Company and Safety Products Holdings, Inc., a Delaware corporation (“Safety Products”), and I represent to you that I have the authority to enter into this Letter Agreement with you on behalf of both the Company and Safety Products.

Starting Date:  The starting date of your employment shall be between October 2, 2006 and October 16, 2006, to be mutually agreed upon (the “Hire Date”).

Base Salary:  Beginning on your Hire Date, you will receive a base salary of $375,000 per year (“Base Salary”), to be paid in bi-weekly installments of $14,423.08 in accordance with the Company’s payroll cycle.  Beginning on January 1, 2007, and each year thereafter, the Base Salary will be reviewed and will be subject to increase, but not decrease from time to time.  Upon any increase in Base Salary, Base Salary as so increased shall be considered the new Base Salary for all purposes of this Letter Agreement, and shall not thereafter be reduced.

Annual Bonus:  You shall be eligible for an annual incentive bonus (“Annual Bonus”) at the end of each fiscal year that provides for a target Annual Bonus of 85% of your Base Salary (i.e. Annual Bonus of $318,750 based on current Base Salary).  The Annual Bonus will be based upon the financial performance of our General Safety and Preparedness segment (80%) and personal objectives together with the EBITDA performance of the Company (20%).  In addition, if we exceed our budgeted targets, the Annual Bonus could be as much as 125% of your targeted 85% (or $398,438 based on current Base Salary).  The Annual Bonus shall be paid no later than two and a half (2-1/2) months after the end of the fiscal year in which it is earned (i.e. currently because the fiscal year is the calendar year, the Annual Bonus for a particular year shall be paid no later than March 15 of the immediately following year).  The target (85%) and maximum (125% of 85%) percentages for the Annual Bonus shall not be reduced, unless such reduction is applicable to all similarly situated senior executives of the Company, and in such an event, the reduction factors applicable to you shall not be worse than the reduction factors applicable to similarly situated senior executives of the Company.

Guaranteed Bonus:  No later than fifteen business days after your Hire Date, you will be paid $88,000, net of legally required tax and other withholdings, in a single lump sum to replace the estimated bonus you have earned to date in 2006 at your current employer.  Additionally, your Annual Bonus for 2006 shall be prorated based on the Hire Date, it shall be guaranteed at the minimum 85% target level, and it shall be paid to you no later than March 15, 2007.

Stock Options:  On, or as soon after your Hire Date as Safety Product’s Board of Directors and Shareholders have approved a sufficient increase in the number of shares available for grant under the 2005 Option Plan of Safety Products Holdings, Inc., which approval will be sought beginning promptly after you sign this Agreement, (the “Grant Date”), you shall be granted an option (the “Option”) to purchase an amount of common stock of Safety Products at fair market value on the Grant Date equal to one percent (1.0%) of the outstanding common stock of Safety Products on a fully diluted basis (which currently equates to approximately 120,000 shares).  The Option shall vest and become exercisable as to one-third (1/3) (approximately 40,000 shares) of the shares underlying the Option ratably on December 31, 2007, December 31, 2008, and December 31, 2009, as set forth in the Non-Qualified Option Agreement of Safety Products Holdings, Inc. to be executed by you and Safety Products on the Grant Date (the “Option Agreement”), in a form as nearly identical as possible as that attached hereto as Exhibit A.  The Option shall vest and become exercisable as to the remaining two-thirds (2/3) of the shares underlying the Option as provided in Section 3.1(b) and (c) of Exhibit A.  For the avoidance of doubt, the EBITDA targets set out in Exhibit A are subject to adjustment as provided in Section 4.6 thereof.

Purchased Shares:  You agree that you will invest, within 15 business days of your Hire Date, between $100,000 and $150,000 in Safety Products.  This equates to between 5,000 and 7,500 shares.  The Company and Safety Products have, in good faith and using their best judgment under the circumstances, determined that the current fair market value of a share of common stock of Safety Products, based on the reasonable application of a reasonable valuation method, within the meaning of Proposed Regulation 1.409A-1(b)(5)(iv)(B), is nineteen dollars and sixty-seven cents ($19.67).

Severance:  If your employment is terminated by the Company or Safety Products without “Cause” (as defined in Section 1.1 of the Option Agreement attached hereto as Exhibit A), or if you terminate your employment because your Base Salary has been reduced or the Option is not granted to you within forty-five (45) calender days of your hire date, you shall be paid:  (A) two (2) years of your Base Salary payable in equal monthly installments in accordance with the Company’s normal payroll practices, over the 24 months immediately following the date of your termination of employment (the “Termination Date”); (B) any accrued Annual Bonus earned but not yet paid, for the fiscal year prior to the year which includes the Termination Date, payable within the period otherwise applicable to the payment of your Annual Bonus; (C) no later than two and a half (2-1/2) months after the end of the fiscal year which includes the Termination Date, you shall be paid a prorated Annual Bonus for the fiscal year which includes the Termination Date, based on the portion of the Base Salary paid to you in such year if financial targets are met for the year in which the Termination Date occurs; and (D) from your Termination Date through the second anniversary of your Termination Date, your medical insurance coverage shall continue on the same basis and at the same cost to you as if you were an active full-time employee of the Company.

Vacation:  You will be entitled to four (4) weeks paid vacation each year.  Vacation not taken during the calendar year may not be carried forward to any subsequent year without the approval of the President/CEO of the Company.

Health Insurance:  On your Hire Date, you would be eligible to participate immediately in the Company’s group health insurance plan.  The group health insurance plan offers medical, dental, vision, life, accidental death and dismemberment, long-term disability and optional life and accidental death coverages.  The details of the group insurance benefits will be provided to you under separate cover.

Retirement Savings Plan:  The Company provides a 401(k) plan (“401(k) Plan”) in which you may elect to participate after completing three consecutive months of employment.  The 401(k) Plan provides for a Company matching contribution.

Automobile:  You will receive a $700.00 per month vehicle allowance.

Tax Withholding.  All payments to be made to you under this Agreement or your Option Agreement will be paid net of all legally required tax and other withholdings.

Indemnification:  The Company and Safety Products agree to indemnify you for any work related liability to the fullest extent permitted under their by-laws, applicable law, applicable indemnification agreements, and other governing documents.  While you are employed by the Company and for so long thereafter as the Company provides such indemnification to other similarly situated former employees, the Company shall maintain liability insurance coverage for you at a level equal to the most favorable and protective coverage provided for any active officer or director of the Company.

Internal Revenue Code Section 409A Compliance.  If payment of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Internal Revenue Code at the time otherwise specified in this Letter Agreement would subject such compensation to additional tax pursuant to Internal Revenue Code Section 409A(a)(1), the payment thereof shall be postponed to the earliest commencement date on which such amounts could be paid without incurring such additional tax.  If any benefits permitted or required under this Letter Agreement are otherwise reasonably determined by the Company or you to be subject for any reason to a material risk of additional tax pursuant to Internal Revenue Code Section 409A(a)(1), you and the Company agree to negotiate in good faith appropriate provisions to avoid such risk without materially changing the economic value of this Letter Agreement to you or the economic value or financial effect of this Letter Agreement on the Company.

This Letter Agreement contains the entire understanding of the parties with respect to your employment by the Company, and may not be modified or amended except by written instrument signed by the parties hereto.

Bill, we are excited at the prospect of you joining the Company and believe this will be a challenging and exciting opportunity providing you with both professional and personal growth.  We recognize that you retain the option, as does the Company, of ending your employment with the Company at any time, with or without notice and with or without Cause.  As such, your employment with the Company is at-will and neither this Letter Agreement nor any other oral or written representations may be considered as providing for continuation of your employment with the Company for a specific period of time.

Kindly indicate your acceptance of this offer by signing below and return it to me by fax 630-572-8518.  If you have any questions regarding this offer, please contact me at 630-572-8231.

Sincerely yours,

/s/ Robert A. Peterson

Robert Peterson

/s/ William Hayes	September 8, 2006
William Hayes	Date